Exhibit 99.1

FOR RELEASE	CONTACT:	Matthew Hegi	Clefton D. Vaughan
October 18, 2005		Investor Relations	Public Relations
		(870) 881-6481	(870) 881-6407

Deltic Announces Third Quarter 2005 Results

EL DORADO, AR — Deltic Timber Corporation (NYSE-DEL) announced today that net income for the third quarter of 2005 totaled $3.3 million, $.26 a share, which compares to $3.7 million, $.31 a share, a year ago. Operating income for the current period was $4.6 million, a $2.2 million decrease from the third quarter of 2004, due primarily to the timing of sales activity within Deltic’s Real Estate segment and lower profit margins at the Company’s sawmills. Net cash provided by operating activities was $8.2 million for the third quarter of 2005, which compares to $16.6 million a year ago. Pursuant to the Company’s August 15, 2005 filing of an amendment to its 2004 Annual Report on Form 10-K to amend and restate the Company’s financial statements and other financial information for the years 2002 through 2004 and certain quarters in 2002, 2003 and 2004, financial data for comparable periods of 2004, included within this release, have been restated as necessary.

Commenting on the results, President and Chief Executive Officer, Ray C. Dillon, stated, “In the face of the devastating effects of the recent hurricanes that struck the Gulf Coast states, Deltic fortunately incurred no direct impact to our timberland holdings or operating facilities. The third quarter earnings of the Company once again extended the trend of consecutive quarterly operating profits for each of Deltic’s three operating segments. Our Woodlands segment continues to benefit from a strong timber market evidenced by a nine percent increase in the average per-ton pine sawtimber price when compared to the third quarter of 2004. The Company’s Mills segment maintained its profitability during the third quarter despite facing lower pricing levels and increased raw material costs. We will continue to focus on production efficiencies and manufacturing cost reductions within these facilities. Our Real Estate segment closed a lower level of residential lot sales during the third quarter of 2005, simply due to the scheduling of the current year lot offerings and the inherent time lag between the offering of a neighborhood and the actual closing of sales from that offering. Our 50 percent-owned joint venture, Del-Tin Fiber, also continued its profitability during the third quarter as the facility’s management successfully recovered from the fire-related temporary production curtailment experienced during the first quarter of 2005. Looking toward the future growth of Deltic, we are pleased that the Company has secured a new $260 million revolving credit agreement during the third quarter of 2005. The funds available through this agreement will enable Deltic to take full advantage of value-adding growth opportunities as they present themselves.”

The Woodlands segment earned $6 million in the third quarter of 2005, an increase of $1 million when compared to $5 million for the same period of 2004. The Company’s pine sawtimber harvest increased from 150,415 tons in the prior-year quarter to 159,512 tons in 2005’s third quarter. Average pine sawtimber price was $47 per ton for the current quarter versus $43 per ton a year ago.

Deltic’s Mills segment earned $1.7 million in the third quarter of 2005, a decrease of $1.3 million when compared to the corresponding quarter of 2004. Finished lumber average sales price decreased $15 per thousand board feet to $374, and lumber sales volume increased two percent to 64.9 million board feet when compared to 2004’s third quarter.

The Company’s Real Estate segment earned $.4 million in the third quarter of 2005, which compares to $3.1 million for the same quarter of 2004. Residential lot sales for the third quarter of 2005 decreased from 108 lots to 31 when compared to a year ago, however, the average lot price increased by $18,000, due to sales mix, to $82,600 per lot. No commercial sales occurred in the third quarter of 2005 or 2004; however, 2004’s third quarter benefited from the sale of a 94-acre tract of undeveloped real estate property, resulting in a pretax gain of $1.7 million.

Corporate operating expense was $3.1 million for 2005’s third quarter, which compares to $3.8 million for the corresponding quarter of 2004. Deltic’s equity in Del-Tin Fiber was income of $.1 million for the third quarter of 2005, a decrease of $.4 million when compared to income of $.5 million a year ago. The Company realized virtually no income tax expense during the third quarter of 2005 due to an income tax benefit created primarily by the impact of a reversal of the estimated valuation allowance related to accumulated state net operating loss carryforwards, as it is now more likely than not that the future benefits of these state net operating losses will be utilized in their entirety.

Capital expenditures were $10.8 million for 2005’s third quarter and $25.2 million for the nine months ended September 30, 2005. Capital expenditures were $6.1 million for 2004’s third quarter and $16.5 million for the nine months ended September 30, 2004.

For the first nine months of 2005, net income totaled $12.2 million, $.99 a share. Financial results for the nine months ended September 30, 2004, were net income of $7.8 million, $.64 a share. Net cash provided by operating activities was $28.9 million for the 2005 period compared to $33.6 million a year ago.

Pine sawtimber harvest level for the nine months ended September 30, 2005, was 494,554 tons, a nine percent increase when compared to 452,619 tons during the same period of 2004. Average pine sawtimber price of $45 per ton increased $5 per ton from the prior-year period. Finished lumber average sales price increased $8, or two percent, from $369 per thousand board feet to $377. Lumber sales increased 28.4 million board feet to 202.9 million. Residential lot sales for the first nine months of 2005 totaled 158 lots at an average price of $83,500, which compares to 190 lots at $65,800 per lot for the corresponding period of 2004. Results for the first nine months of 2005 included a sale of .99 acres of commercial property averaging $632,600 per acre, while 2.03 commercial acres were sold for $152,200 per acre during the prior-year period. Sales of undeveloped real estate property during the first nine months of 2005 were 6.7 acres at an average price of $64,000, which compares to 94 acres at $27,700 per acre for the corresponding period of 2004.

Regarding the outlook for the fourth quarter and for the year of 2005, Mr. Dillon noted, “We currently anticipate the pine sawtimber harvest to be 65,000 to 80,000 tons and 560,000 to 575,000 tons, respectively. Significant sales of timberland identified to have a higher and better use or to be non-strategic are not anticipated, but may reach 100 acres for the year. Finished lumber production and sales are estimated at 75 to 85 million board feet for the fourth quarter and 275 to 285 million for the year. Residential lot sales are projected at 105 to 125 lots and 260 to 280 lots for the fourth quarter and year of 2005, respectively.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Wednesday, October 19, 2005, at 10:00 a.m. Central Time to discuss third quarter 2005 earnings. Interested parties may participate in the call by dialing 1-800-930-1344. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until 11:59 p.m. Central Time on Wednesday, November 2, by dialing 1-888-203-1112 and referencing replay passcode identification number 9788474.

Summary financial data and operating statistics for the third quarter and first nine months of 2005 with comparisons to 2004 are contained in the following tables.

Deltic Timber Corporation

SEGMENTAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	Three Months Ended September 30, 2005		Three Months Ended September 30, 2004
	Net Sales	Operating Income	Net Sales	Operating Income
				(Restated)
Woodlands	$10.2	6.0	8.4	5.0
Mills	29.0	1.7	28.9	3.0
Real Estate	4.4	0.4	11.2	3.1
Corporate	0.0	(3.1)	0.0	(3.8)
Eliminations	(6.8)	(0.4)	(5.2)	(0.5)

Total net sales/operating income	$36.8	4.6	43.3	6.8

	Nine Months Ended September 30, 2005		Nine Months Ended September 30, 2004
	Net Sales	Operating Income	Net Sales	Operating Income
				(Restated)
Woodlands	$29.1	19.4	23.8	14.9
Mills	91.0	6.5	75.0	6.3
Real Estate	19.5	4.9	20.2	4.4
Corporate	0.0	(9.0)	0.0	(9.1)
Eliminations	(17.4)	(0.8)	(13.9)	0.1

Total net sales/operating income	$122.2	21.0	105.1	16.6

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
		(Restated)		(Restated)
Net sales	$36,827	43,255	122,242	105,063

Costs and expenses
Cost of sales	25,897	29,493	82,615	70,190
Depreciation, amortization, and cost of fee timber harvested	2,956	2,784	8,794	8,387
General and administrative expenses	3,364	4,083	9,795	9,853

Total costs and expenses	32,217	36,360	101,204	88,430

Operating income	4,610	6,895	21,038	16,633

Equity in Del-Tin Fiber	98	424	121	450
Interest income	(24)	203	136	321
Interest and other debt expense	(1,438)	(1,486)	(4,298)	(4,586)
Other income/(expense)	—	(3)	(3)	(8)

Income/(loss) before income taxes	3,246	6,033	16,994	12,810

Income taxes	(8)	(2,326)	(4,836)	(5,036)

Net income/(loss)	$3,238	3,707	12,158	7,774

Earnings per common share
Basic	$0.26	0.31	0.99	0.64
Assuming dilution	$0.26	0.30	0.99	0.64

Dividends per common share	$0.075	0.0625	0.20	0.1875

Average common shares outstanding (thousands)	12,257	12,146	12,244	12,096

Deltic Timber Corporation

BALANCE SHEET DATA

(Thousands of dollars)

	(Unaudited) Sep. 30, 2005	Dec. 31, 2004
Working capital	$6,240	6,481
Total assets	320,286	307,580
Long-term debt	82,500	85,724
Stockholders’ equity	196,076	184,091

OTHER DATA (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Capital expenditures - thousands of dollars
Woodlands	$3,632	576	6,713	6,595
Mills	2,466	1,514	8,520	2,888
Real Estate	4,644	4,001	9,880	6,879
Corporate	—	10	74	158

Total	$10,742	6,101	25,187	16,520

		(Restated)		(Restated)
Net cash provided by operating activities	$8,267	16,577	28,924	33,571

Woodlands
Pine sawtimber harvested from fee lands - tons	159,512	150,415	494,554	452,619
Pine sawtimber price - per ton	$47	43	45	40

Timberland sales - acres	—	40.00	18.09	756.64
Timberland sales price - per acre	$—	2,500	8,500	1,200

Mills
Finished lumber sales - thousands of board feet	64,919	63,782	202,940	174,571
Finished lumber price - per thousand board feet	$374	389	377	369

Real Estate
Residential
Lots sold	31	108	158	190
Average sales price - per lot	$82,600	64,600	83,500	65,800

Commercial
Acres sold	—	—	0.99	2.03
Average sales price - per acre	$—	—	632,600	152,200